Exhibit 10.2

FY2014 Performance Based Restricted Stock Plan

Name	Value of Restricted Stock
	Threshold	Target	Maximum
John J. Boucher	$300,000	$600,000	$1,200,000
Kathleen V. Betts	$30,050	$60,100	$120,200
Steven G. Crane	$90,500	$181,000	$362,000
Scott R. Crawley	$95,100	$190,200	$380,400
Arthur Sebastiano	$23,850	$47,700	$95,400

Restricted stock will be awarded in accordance with the table above if the Corporation achieves pre-determined levels of Adjusted EBITDA (Adjusted EBITDA is defined in accordance with the FY2014 Executive Management Incentive Plan approved by the Committee on the date hereof). Straight line award calculation occurs from Threshold and Target levels of performance. Between Target and Maximum, award calculation consistent with accelerator under the FY2014 Executive Management Incentive Plan.

Number of shares of restricted stock which may be issued will be determined on the third business day following the day the Corporation publicly releases its financial results for the fiscal year ending July 31, 2014 (the “Share Valuation Date”) (but shares will not be issued, if at all, until the third business day after the Corporation releases financial results for the fiscal year ending July 31, 2014) by applying the following formula:

= a/b, and rounding up to nearest 100 shares

Where “a” is the Value of Restricted Stock set forth above; and “b” is the Closing Price of Common Stock on Share Valuation Date. For example, if closing price of the common stock on the Share Valuation Date is $3.00, then John J. Boucher would receive, at Threshold performance, 100,000 shares of restricted stock, at Target performance, 200,000 shares of restricted stock, and at Maximum performance, 400,000 shares of restricted stock.